EXHIBIT 10.53



                                December 30, 2005


The Honorable Julianne M. Bowler
Commissioner of Insurance
Massachusetts Division of Insurance
One South Station, 5th Floor
Boston, MA 02210-2208

            The Hanover Insurance Group, Inc.; Keepwell Relating to First Allmerica Financial Life Insurance Company ("FAFLIC")

Dear Commissioner Bowler:

The Hanover Insurance Group, Inc. ("THG"), a Delaware corporation formerly known as "Allmerica Financial Corporation", and The Goldman Sachs Group, Inc. ("GS") have entered into a Stock Purchase Agreement dated as of August 22, 2005 (the "SPA") pursuant to which, among other things, GS will acquire (the "Acquisition") 100% of the capital stock of Allmerica Financial Life Insurance and Annuity Company ("AFLIAC"), a wholly-owned subsidiary of THG. FAFLIC, in turn, is currently a wholly-owned subsidiary of AFLIAC. It is also proposed that simultaneously with or as soon as practicable after the Acquisition, AFLIAC will reinsure all of the variable life insurance and variable annuity business issued by FAFLIC. This will be accomplished through a modified 100% co-insurance transaction (the "Co-insurance Transaction").

GS has filed with the Massachusetts Division of Insurance (the "Division") the Form A application for approval of the Acquisition and THG has made the required filings in connection with the Co-insurance Transaction. In connection with these transactions, THG has separately requested your approval of certain related transactions, including: (i) immediately prior to the Acquisition, a dividend from AFLIAC consisting of, among other things, all of the capital stock of FAFLIC (so that FAFLIC will be a direct, wholly-owned subsidiary of THG both immediately before and after the Acquisition); (ii) immediately after the Acquisition, a dividend from FAFLIC to THG in the amount of $40 million; and
(iii) immediately after completion of the Co-insurance Transaction, a dividend from FAFLIC to THG consisting of the ceding commission from the Co-insurance Transaction in the amount of $8.6 million (plus an interest component if the Co-insurance Transaction does not occur on the same day as the Acquisition). As previously discussed with the Division, upon the completion of the proposed transactions, AFLIAC will be a wholly-owned subsidiary of GS and FAFLIC will be a direct, wholly-owned subsidiary of THG.

THG currently provides a "keepwell" commitment with respect to AFLIAC that will terminate upon the Acquisition. In connection with the foregoing transactions (including the requested dividends), the Division has requested, and THG has agreed to provide, a similar commitment to FAFLIC. Accordingly, in connection with and effective upon consummation of the Acquisition and payment of the proposed dividends, THG hereby agrees with the Commissioner to maintain the ratio of FAFLIC's Total Adjusted Capital to FAFLIC's Required Risk-Based Capital, at a level not less than FAFLIC's Company Action Level (the "THG Keepwell"). THG further agrees that the THG Keepwell would be terminated only with the agreement of the Commissioner of Insurance.


                                    Sincerely,



                                    THE HANOVER INSURANCE GROUP, INC.


                                    /s/  Edward J. Parry, III
                                    --------------------------------------------
                                    Edward J. Parry, III
                                    Executive Vice President and Chief Financial
                                    Officer

JKH/lll